Exhibit 10.9

AMENDMENT
TO

INPIXON TRANSACTION BONUS PLAN

This AMENDMENT TO INPIXON TRANSACTION BONUS PLAN (this “Amendment”) is adopted this 12th day of March 2024. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Inpixon Transaction Bonus Plan (the “Plan”).

1.	Amendments.

(a)	Section 2 of the Plan is hereby amended to add the following new defined term:

“Cause” means a Participant’s gross negligence, recklessness or willful misconduct in the performance of the Participant’s duties on behalf of the Company and its subsidiaries and affiliates, in each case that causes demonstrable harm to the business or reputation of the Company.

(b)	Section 3(a) of the Plan is hereby deleted and replaced with the following:

(a) Schedule 1 are each eligible for a cash bonus in the aggregate amount equal to 100% of their aggregate annual base salary and target bonus amount in effect as of the applicable Closing, provided, however, that the Company’s payment of such bonus to a Participant may, in the Company’s discretion, be conditioned on the Participant’s timely execution and delivery of a Release of Claims and Confidentiality Agreement in a form determined by the Company that is reasonably consistent in all material respects with the form of Release of Claims and Confidentiality Agreement attached here as Exhibit A (the “Release”), and such Participant’s non-revocation of the Release prior to the expiration of any revocation rights afforded to such Participant by applicable law;

(c)	Section 3(b) of the Plan is hereby deleted and replaced with the following:

(b) Schedule 2 are eligible for a cash bonus based on the Transaction Value attributed to the applicable Contemplated Transaction or Qualifying Transaction, as calculated as set forth in Schedule 2 and, to the extent necessary, as adjusted under Section 4. Notwithstanding the foregoing, in no event will the total aggregate amounts payable pursuant to Schedule 2 exceed the amount equal to four percent (4%) multiplied by the Transaction Value.

(d)	Section 3(c) of the Plan is hereby deleted and replaced with the following:

(c) Schedule 3 will be eligible for consideration of equity-based grants, including but not limited to, options, restricted stock awards, restricted stock units, or such other rights to acquire shares of the Company’s common stock in connection with the applicable Closing, in such form and for such amounts as set forth on Schedule 3 or, if no such form or amount is specified for a participant on Schedule 3, in such form and for such amounts that may be approved by the Committee in its sole and absolute discretion. Except as otherwise provided on Schedule 3, nothing in this Section 3(c) shall require the Committee to grant equity to any Participant identified on Schedule 3.

Amendment to

Inpixon Transaction Bonus Plan

(e)	Section 4(a) of the Plan is hereby amended to add the following new subparagraph (iv):

(iv) Notwithstanding anything to the contrary contained in Section 4(a)(i) or (ii) above, any amount(s) payable to a Participant pursuant to Section 3(a) or Section 3(b) of the Plan in connection with the Closing Date that occurs upon consummation of the transactions contemplated by that certain Agreement and Plan of Merger (“Merger Agreement”) by and among XTI Aircraft Company, a Delaware corporation (“XTI”), Superfly Merger Sub Inc., a Delaware corporation (the “Merger Sub”), and the Company providing for the merger of the Merger Sub with and into XTI, whereupon the separate corporate existence of the Merger Sub shall cease and XTI shall be the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”) shall become payable to the Participant, subject to the consummation of the XTI Merger as follows:

(1) The first fifty percent (50%) of any amounts payable pursuant to Section 3(a) or Section 3(b) of the Plan for each Participant, as applicable (the “First Fifty Percent”), shall become earned upon the earlier of closing of a financing (whether a registered offering or private unregistered offering) in which the Company sells Qualifying Securities (as defined below) and receives an amount of gross proceeds that when added to the proceeds of previous sales of Qualifying Securities following the closing of the Merger equals $5 million (the “First Financing”) or June 30, 2024 (the “Earned Date”). As used herein, “Qualifying Securities” means any debt or equity securities other than debt or equity securities having a maturity date or a redemption right at the option of the holder of fewer than six (6) months following the issuance of that security.

(2) The remaining fifty percent (50%) of any amounts payable pursuant to Section 3(a) or Section 3(b) (the “Remaining Fifty Percent”) will be earned upon the earlier of the closing of a subsequent financing in which the Company receives an amount of gross proceeds that when added to the proceeds of previous sales of Qualifying Securities following the First Financing aggregates to at least $5 million (“Subsequent Financing”) or the Earned Date.

(3) Following the Earned Date, the First Fifty Percent will be paid in three (3) equal monthly installments, beginning on July 1, 2024, and on the first day of each month thereafter until the First Fifty Percent is paid in full. The Remaining Fifty Percent will be paid in three (3) equal monthly installments, beginning October 1, 2024 and on the first day of each month thereafter until the Remaining Fifty Percent is paid in full.

(4) A Participant’s right to receive payment of the First Fifty Percent or the Second Fifty Percent is subject to the Participant’s continuing employment or other service with the Company or any of its subsidiaries or affiliates until the date on which the payment is earned (as specified in clause (1) or (2) above); provided, however, that if a Participant’s employment or service with the Company or any of its subsidiaries or affiliates terminates before the applicable payment is earned due to the involuntary termination of the Participant other than for Cause, such Participant will be deemed for this purpose to continue in employment or service with the Company and its subsidiaries and affiliates following the Participant’s termination date until the date the applicable payment is earned. For purposes of this Section 4(a)(iv)(4), the term “Company” includes Grafiti LLC.

Amendment to

Inpixon Transaction Bonus Plan

(5) Notwithstanding the foregoing, in the event the Company is unable to raise a minimum of $5 million from the sale of Qualifying Securities as of June 30, 2024, the Participants hereby designate and appoint the Participant Representative (defined below) to work with the Company as necessary to amend the payment schedule set forth in this Section 4(a) to ensure that the Company will have sufficient cash to support its operations. For this purpose the “Participant Representative” shall initially be Nadir Ali. If Nadir Ali cannot or refuses to serve the Participant Representative, then the Participant Representative shall be selected by the Company from among the other Participants entitled to receive any payment pursuant to Section 3(a) or Section 3(b) of the Plan.

(6) Notwithstanding anything contrary in this Section 4(a)(iv), if the Company or XTI pays cash bonuses related to the closing of the Merger to the Company’s or XTI’s employees or individual service providers who are not Participants (“Non-Plan Transaction Bonuses”), any then-unpaid payments to Participants pursuant to Section 3(a) or Section 3(b) shall be paid on an accelerated basis pursuant to a payment schedule that is substantially similar to the bonus payment schedule for the Non-Plan Transaction Bonuses. Conversely, if the Company agrees to an accelerated payment or more favorable payment terms of amounts payable pursuant to Section 3(a) or Section 3(b), all recipients of Non-Plan Transaction Bonuses shall receive similar treatment.

(f)	Schedule 2 of the Plan is hereby deleted and replaced with the following:

Schedule 2

Participant	Schedule 2 Bonus
Nadir Ali	The amount (not less than zero dollars) equal to (a) 3.5% multiplied by the Transaction Value, minus (b) $6,000,000

Wendy Loundermon	The amount (not less than zero dollars) equal to (a) 0.5% multiplied by the Transaction Value, minus (b) $500,000

(g)	Schedule 3 of the Plan is hereby amended to provide that:

(i) Nadir Ali shall receive an award (the “Award”) of fully vested shares of Company common stock (“Shares”) issued under the Inpixon 2018 Employee Stock Incentive Plan or any successor equity incentive plan adopted by the Company (the “Equity Plan”) on the date that is three (3) months following the Closing (the “Grant Date”) covering a number of shares having a fair market value (based on the closing price per Share on the Grant Date) equal to $1,023,600. Notwithstanding the foregoing, Nadir Ali shall not be eligible to receive the Award if his Consulting Agreement with the Company dated as of March 12, 2024 (the “Consulting Agreement”), terminates before the Grant Date due to (a) Company Good Reason (as defined in the Consulting Agreement) or (b) termination by Nadir Ali for any reason other than Consultant Good Reason (as defined in the Consulting Agreement).

(ii) Any amounts payable to any Participant in cash pursuant to the Plan, may be paid in Shares under the Equity Plan upon written agreement of the Company and such Participant.

2. Effect of Amendment. This Amendment shall only serve to amend and modify the Plan to the extent specifically provided herein. All terms, conditions, provisions, and references of and to the Plan, which are not specifically modified, amended, and/or waived herein, shall remain in full force and effect and shall not be altered by any provisions herein contained.

3. Effective Time of Amendment. This Amendment is effective as of immediately prior to the consummation of the Merger. If the Merger Agreement terminates for any reason without consummation of the Merger, this Amendment shall be null, void and of no force or effect.

Amendment to

Inpixon Transaction Bonus Plan

EXHIBIT A

Release

Release of Claims and Confidentiality Agreement

THIS RELEASE OF CLAIMS AND CONFIDENTIALITY AGREEMENT (“Release”), by and between [______] (referred to as “I” or “me”) and Inpixon (the “Company”).

1. I acknowledge and agree that my employment with the Company ended on March __, 2024 (the “Separation Date”).

2. I acknowledge and agree that, with the payment of my final paycheck (including unpaid wages for the pay period that includes the Separation Date accrued and unpaid paid time off), I will have received all wages and compensation, including but not limited to regular wages, salary, commissions, vacation pay, sick pay, bonuses, discretionary bonuses, performance bonuses, incentive bonuses, cash or monetary compensation and benefits of any kind that were due and payable to me on or before the Separation Date. I acknowledge and agree that Schedule A accurately sets forth the amount of my final paycheck which will be paid to me on March 15, 2024.

3. I do hereby release and forever discharge as of the date upon which I execute this Release, the Company, and its parents, subsidiaries, successors, assigns, or other affiliates, and all of their respective present and former directors, officers, agents, representatives, employees, attorneys, and employee benefits plans (and the fiduciaries thereof), and all of their respective successors and assigns and direct or indirect owners (collectively, the “Released Parties”) to the extent provided herein.

4. I understand that any severance payable to me under my Employment Agreement as amended on the date hereof (the “Severance”) represents consideration for signing this Release, and is not and shall not be construed as, salary, wages or benefits to which I was already or otherwised entitled. I understand and agree that I will not receive the Severance unless I execute this Release and do not revoke this Release within the time period permitted herein.

5. I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, charges, complaints, liabilities, obligations, promises, agreements, rights, costs, losses, debts and expenses, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date I execute this Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with the Company or any Released Party (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act; the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; each as amended, to the extent permitted by applicable law, any “whistleblower” or retaliation claims; any applicable Executive Order; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). If any claim is not subject to release, to the extent permitted by applicable law, I waive any right or ability to be a class or collective action representative or otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which the Company or any of the other Released Parties is a party.

6. I certify that I have read all of this Release and that I fully understand the terms of this Release. I hereby expressly waive all of the benefits and rights granted to me pursuant to Section 1542 of the California Civil Code, and any similar provision or principle of common law in any other state or foreign jurisdiction. Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

7. I represent that I have made no assignment or transfer of Claim covered by Paragraphs 2 or 3 above.

8. I understand that the Release of Claims above includes a waiver of rights and claims which I may have arising under the Age Discrimination in Employment Act, as amended. In accordance with the Older Workers Benefit Protection Act:

a. I have been advised by the Company, in writing, to discuss this Release with an attorney, and that to the extent, if any, that I have desired, I have done so;

b. I am signing this Release, in exchange for good and valuable consideration in addition to anything of value to which I am otherwise entitled;

c. I have been given at least twenty-one (21) calendar days to review and consider this Release before signing it (“Consideration Period”), I understand that I may use as much of this Consideration Period as I wish prior to signing, and that except as expressly agreed in writing by the Company, no modification to this Release, material or otherwise, shall restart, extend or in any manner affect the original Consideration Period;

d. no promise, representation, warranty or agreements not contained herein have been made by or with anyone to cause me to sign this Release;

e. I understand that the Claims released do not include rights and claims that may arise after the date on which I sign this Release.

f. I have read this Release in its entirety, and fully understand and am aware of its meaning, intent, contents and legal effect; and

g. I am executing this release knowingly and voluntarily, and free of any duress or coercion.

9. In signing this Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this Release and that without such waiver the Company would not have agreed to the terms of the Plan. I further agree that I am not aware of any pending charge or complaint of the type described in Paragraphs 2 or 3 as of the execution of this Release.

10. Confidential Information

a. I understand and acknowledge that during the course of employment by the Company, I have had access to and learn about confidential, secret, and proprietary documents, materials, data, and other information, in tangible, and intangible form, of and relating to the Company and its business and existing and prospective clients and other associated third parties (“Confidential Information”). I further understand and acknowledge that the Company has invested, and continues to invest, substantial time, money and knowledge into developing its resources, creating a client base, generating client and potential client lists, training its employees, and improving its services. I further understand and acknowledge that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information will result in substantial harm to the Company.

b. For purposes of this Release, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, client information, client lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company, including the Company’s parents, subsidiaries, successors and affiliates or its businesses or any existing or prospective client, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

I understand and agree that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

I understand and agree that Confidential Information developed by me in the course of my employment by the Company shall be subject to the terms and conditions of this Release as if the Company furnished the same Confidential Information to me in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to me, provided that the disclosure is through no direct or indirect fault of me or person(s) acting on my behalf.

c. Disclosure and Use Restrictions. I agree and covenant:

(i) to treat all Confidential Information as strictly confidential;

(ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of my authorized employment duties to the Company or with the prior written consent of the Company’s Chief Executive Officer (“CEO”), or one of the CEO’s designees, acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and

(iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of my authorized employment duties to the Company or with the prior written consent of the Company’s CEO, or one of the CEO’s designees, acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

I understand and acknowledge that my obligations under this Release regarding any particular Confidential Information began immediately when I first had access to the Confidential Information (whether before or after I began employment with the Company) and shall continue [during and] after my employment by the Company until the time that the Confidential Information has become public knowledge other than as a result of my breach of this Release or breach by those acting in concert with me or on my behalf.

d. Notice of Immunity Under the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Release, I am notified pursuant to the Defend Trade Secrets of 2016 that:

(i) I will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii) If I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Company’s trade secrets to my attorney and use the trade secret information in the court proceeding if I: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

e. Other Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. I shall promptly provide written notice of any such order to an authorized officer of the Company within two (2) business days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion. Further, I acknowledge and understand that nothing in this Release prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful.

11. Return of Company Property. I covenant and agree to promptly return to the Company all Company property including but not limited to Confidential Information that remain in my possession or control.

12. Notwithstanding anything herein, I do not, and this Release shall not operate to, release any Released Party from the following: any rights to payment of the Severance that has not been paid or provided as of the date I sign this Release; any rights to payment of amounts and benefits that become due and payable after the date I sign his Release under the Inpixon Transaction Bonus Plan, as amended; [any rights arising under my Consulting Agreement with the Company]; any right to indemnification, contribution or advancement of expenses that I may have under statute, or any of the organizational documents or insurance policies (if applicable) of the Company as in effect from time to time; claims that may arise after the execution of this Release; or any other claims that cannot lawfully be released as a matter of law or public policy. Additionally, nothing in this Release is intended to or shall interfere with or be interpreted as a waiver of my right to make disclosures that are required by law or protected under the whistleblower provisions of any law, or to testify truthfully, without prior notice to the Company, when required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.  However, the consideration provided to me in exchange for this Release shall be the sole relief provided to me by the Released Parties for claims that are released herein and I agree to waive any monetary or other personal relief against the Released Parties in connection with any such claim, charge, or proceeding, except that nothing in this Release shall be interpreted to prohibit or prevent me from recovering an award or filing or participating in any whistleblower complaint filed with the Securities and Exchange Commission.

13. I acknowledge and agree that, as of the date I execute this Release, I have not suffered any injury in workplace while employed by the Company or any of its parents, subsidiaries, successors, assigns, or other affiliates.

14. I agree that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

15. If any provision of this Release shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, all unenforceable terms and provisions of this Release shall be deemed to be severable in nature, and the remainder of this Release shall remain in full force and effect.

BY SIGNING THIS RELEASE, I REPRESENT AND AGREE THAT:

(a) I HAVE READ IT CAREFULLY;

(b) I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967;

(c) I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d) THE COMPANY HEREBY ADVISES ME TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e) I (A) AM AN OFFICER OF THE COMPANY AND HAVE BEEN DIRECTLY INVOLVED IN THE NEGOTATION OF THIS RELEASE AND (B) HAVE HAD TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS RELEASE AND ANY CHANGES MADE TO THIS RELEASE AFTER MY RECEIPT OF IT WILL NOT RESTART THE REQUIRED TWENTY-ONE (21) CALENDAR-DAY PERIOD;

(f) I UNDERSTAND THAT I HAVE SEVEN (7) CALENDAR DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT (AND ANY SUCH REVOCATION MUST BE IN WRITING AND DELIVERED BY HAND DELIVERY, OVERNIGHT MAIL OR FAX TO [______], [ADDRESS], ATTENTION: [NAME OR TITLE OF COMPANY EXECUTIVE FOR NOTICES] AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(g) I HAVE SIGNED THIS RELEASE KNOWINGLY AND VOLUNTARILY; AND

(h) I AGREE THAT THIS RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND ME.

[Signature Page Follows]

EMPLOYEE	COMPANY

________________________________	By:
[Employee Name]
	Name:	[Company Representative]
Date: ___________________________
	Title:	[____]

	Date:	[___]

[Signature Page to Exhibit A – Release of Claims and Confidentiality Agreement]